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                                                                    EXHIBIT 23.4


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Lamar Advertising Company:

We consent to the use of (a) our report dated February 9, 2004, except for Notes 2 and 10, as to which the date is November 15, 2004, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, and (b) our report dated February 9, 2004, except for Notes 2 and 10, as to which the date is November 15, 2004, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports refer to (a) the Company's restatement of its consolidated financial statements for the year ended December 31, 2003, (b) the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, BUSINESS COMBINATIONS, and certain provisions of SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and the full adoption of the provisions of SFAS No. 142 on January 1, 2002, and (c) the adoption of the provisions of SFAS No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, on January 1, 2003.



/s/ KPMG LLP
----------------------
KPMG LLP

New Orleans, Louisiana
December 1, 2004